Exhibit (h)(22)

WEBSITE SERVICES AGREEMENT

This Website Services Agreement (including all schedules hereto, the “Agreement”) is dated as of December 28, 2020, among BOKF, NA (“BOKF”), a national banking association, the Cavanal Hill Funds (“Company”), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Cavanal Hill Investment Management, Inc. (“CHIM”), a registered investment adviser having its principal place of business at One Williams Center, Tulsa, OK 74103.

WHEREAS, BOKF has the ability to provide directly and/or has agreements with third party service providers pursuant to which BOKF is entitled to obtain and provide to the Company certain products and services that the Company and CHIM can use to provide fund investors and investment professionals (“Users”) with the ability to obtain information and/or communicate with the Company or CHIM regarding the funds of the Company through the use of the Internet;

WHEREAS, the Company desires to obtain certain products and the associated services offered by BOKF for use with respect to certain investment portfolios (as designated from time to time by the Company and agreed by BOKF) of the Company (“Funds”) and BOKF is willing to provide such products and services to the Company in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

1.	BOKF Products and services

1.1. Site and Products. BOKF will develop and host a website (the “Site”) containing the products set forth on Schedule A from time to time (the “Products”).

1.2. Services. BOKF will provide the transition and implementation services described in Section 2 and the maintenance services as described in Schedule A to this Agreement, and any additional services set forth in an amendment or statement of work to this Agreement (collectively, the “Services”).

1.3. Ownership. Although the Site will be customized for the Company, the Site (including any design and data layout concepts included therein, whether customized or not), all Products, and the source code and object code associated with any of the foregoing will remain the property of BOKF or its third-party service providers. Except as explicitly provided herein, neither the Company nor CHIM will (i) make the Site, any Product, or any documentation provided by BOKF related to the Site or any Product (“Documentation”) available to any third party, including by sublicense; (ii) copy, adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, the Site, any Product or any Documentation; or (iii) use the Site or any Product in or as a time-sharing, outsourcing or service bureau environment.]

1.4. Administrators. The Company or CHIM may designate certain individuals as “Administrators”. Administrators will have the ability to access other User information and may be able to change, input, or otherwise edit certain information related to a Product, as described on the relevant provisions of Schedule A. Administrator IDs provided directly from BOKF will also permit the User to create additional Administrator ID, which may have more limited abilities than the Administrator ID provided by BOKF and will not have the power to create additional Administrator IDs.

1.5. No Incorporation. All Products and Services hereunder are limited to those specifically described herein and do not include any other products or services that may be rendered by BOKF and its affiliates under other agreements.

2.	IMPLEMENTATION and ACCEPTANCE

2.1. Implementation. The implementation is carried out according to a “Project Plan”. The Project Plan is created by BOKF with input provided by the Company and CHIM and includes specifications, standard customizations, any enhanced customizations, acceptance and testing protocols and a timeline for completing implementation. All timeframes in the Project Plan will be estimates unless otherwise expressly agreed therein, and in any event will depend, in part, upon information provided by and certain performance obligations of the Company and/or CHIM. BOKF will not be responsible for any delay due to failure to deliver, or any change or inaccuracy in, information provided by the Company or CHIM, or failure by the Company or CHIM to perform their respective obligations set forth in the Project Plan.

2.2. Within fifteen (15) business days after BOKF delivers each Product, the Company will give BOKF a written notice of either acceptance or rejection setting forth each error, problem or defect in a Product that causes it to substantially fail to meet the specifications set forth in the relevant schedule (a “Material Deficiency”). If the Company does not give BOKF written notice of rejection within such 15-day period, then the Company will be deemed to have accepted the Product.

If the Company gives BOKF timely written notice of rejection, BOKF will correct the specified Material Deficiency as soon as reasonably practicable after receiving the notice. Within ten (10) business days after BOKF delivers a revised Product, the Company will give BOKF a written notice of either acceptance or rejection setting forth each Material Deficiency in the revised Product. If the Company does not give BOKF written notice of rejection within such 10-day period, then the Company will be deemed to have accepted the corrected Product. If the Company gives BOKF a written notice of rejection, then the Company may opt to have BOKF continue to correct any Material Deficiencies or to cancel the Product. If the Company opts to cancel a Product, the Company will not have to pay BOKF any additional compensation for the rejected Product or Services related thereto, and BOKF will, within thirty (30) days of notification of cancellation, refund to the Company any fees paid by the Company for such Product, other than fees expressly agreed in writing as non refundable. Rejections or cancellations of any particular Product will not affect other Products that the Company has accepted or that are subsequently delivered.

3.	site content; USE OF INTELLECTUAL PROPERtY.

3.1. BOKF Content. The Company and CHIM agree and acknowledge that the Site and the Product(s) will contain BOKF Content and BOKF Marks. “BOKF Content” means all text, information, data and images included or to be included in the Product, excluding the Company Content and the Company Marks, and may include content obtained by BOKF from a third-party that has the intellectual property rights to such content (“Third-Party Provider”). “Company Content” means any data specifically regarding one or more Funds (e.g., share price, investment objective, prospectus), images provided by the Company or developed by BOKF specifically for the Company based on Company specifications for use in connection with the customization of the Product(s), or other text, information, data or images provided to BOKF by Company for incorporation on the Site (but not display concepts or data layout). “Company Marks” means the names, trademarks and service marks of the Company, CHIM and their Affiliates, all as may be amended or supplemented from time to time. An “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with the subject person or entity. “BOKF Marks” means the names, trademarks and service marks of BOKF and its Affiliates as they may be amended or supplemented from time to time. BOKF retains complete editorial freedom in the form and content of BOKF Content and will notify the Company of alterations in BOKF Content. BOKF may insert the following notice or a similar notice onto each screen that contains any part of BOKF Content: “Copyright [date] BOKF, NA. All rights reserved. Republication or redistribution of content, including by linking, framing or similar means, is expressly prohibited without BOKF’s prior written consent. BOKF will not be liable for any errors or delays in the content of this website, or for any actions taken in reliance thereon.”

3.2. License to the Company. BOKF grants to the Company, during the Term (as defined in Section 10.1) of this Agreement, the non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to:

3.2.1.	use the Site and the Product(s) for the purposes and in the manner described herein.

3.2.2.	distribute the text, information, data, and images included or to be included on the Site, including BOKF Content and BOKF Marks, by providing the a uniform resource locator (“URL”) to Users or by having on any other website owned or licensed and operated or sponsored by the Company or CHIM (a “Company Site”) the URL or an icon, logo, highlighted or colored text, figure or image representing the URL on which a person may click to access the Site (each, a “Hypertext Link”). BOKF will provide the Company with all necessary information to maintain such Hypertext Link, and will not change any URL for the Site without at least five (5) days’ prior written notice to the Company.

3.3. Use of BOKF Content. Except as expressly permitted under this Agreement, neither the Company nor CHIM may use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from BOKF Content or BOKF Marks without BOKF’s prior written consent, including in any advertisement or promotional literature concerning the Site. The Company and CHIM will (a) use BOKF Content and BOKF Marks in accordance with all applicable United States and international laws; (b) without BOKF’s prior written consent, not modify or edit BOKF Content or BOKF Marks or store, display or reproduce them in any manner other than the exact form in which BOKF provides them to the Company or CHIM for such purpose; and (c) comply with any limitations or restrictions placed by BOKF or any Third Party Provider on the use, display or distribution of any BOKF Content or BOKF Marks that are disclosed to the Company or CHIM in writing, including any restrictions set forth in any schedules or on the Site. No additions or modifications will be made to BOKF Marks.

3.4. Third-Party Linking and Framing. Neither the Company nor CHIM will solicit or encourage third-party Internet sites or on-line services (collectively, “Other Sites”) to provide a Hypertext Link directly to the Product or permit any Other Site to frame any Product, in part or in whole, such that any BOKF Content or BOKF Mark appears on the same screen as such Other Site. To the extent that it is not technologically feasible to prevent such framing, upon BOKF’s request, the Company and CHIM will cooperate with BOKF in causing any Other Site to cease and desist from such framing at BOKF’s expense. The Company and CHIM acknowledge that BOKF will not be responsible for the content of any Other Site or any Company Site that may be linked to or from the Site, and will indemnify BOKF for any liabilities, damages, losses, or expenses, including reasonable attorney’s fees, and expenses and costs of investigation (collectively, “Damages”) arising from or as a result of any linking or framing.

3.5. License to BOKF. The Company grants to BOKF, during the Term, the non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement, to use Company Content and Company Marks under this Agreement solely in connection with developing the Site and making the Product(s) available to Users. Except as expressly permitted in this Agreement, BOKF may not use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from Company Content or Company Marks without the Company’s prior written consent.

If the Company provides the URL for the Site, the Company grants to BOKF, during the Term, the right, subject to the terms and conditions of this Agreement, to use such URL and the associated domain name.

3.6. Use of Company Content. Except as expressly permitted under this Agreement, BOKF may not use, copy, disseminate, publish, display, distribute, disassemble or make derivative works from Company Content or Company Marks without the Company’s prior written consent.

3.7. Assignment of Rights. To the extent that any intellectual property rights of any party (the “IPR Party”) may, by operation of law or otherwise, vest in the another party hereto (the “Vested Party”), the Vested Party will, at the IPR Party’s request and expense, irrevocably assign such intellectual property rights to the IPR Party or an entity the IPR Party designates. The Vested Party will promptly notify the IPR Party of any infringement or threatened infringement of any of the IPR Party’s intellectual property rights, and will provide reasonable assistance to the IPR Party (at the IPR Party’s expense) in any efforts to prevent such infringement or threatened infringement.

3.8. Site Compliance. Notwithstanding anything else in this Agreement, the Company will (i) provide BOKF with any and all disclaimers and other information required under applicable laws and regulations to be disclosed to Users on the Site or otherwise desirable given the information available on and transactions that may be undertaken on the Site, and (ii) comply with, and ensure that all content and information that appears on the Site complies with and satisfies, in all material respects, all relevant law and regulations, including, without limitation, securities solicitation, disclosure and delivery requirements.

4.	product AVAILABILITY AND SUPPORT

4.1. Product Availability. Subject to Section 4.2, BOKF warrants that the Site will be available 99% of the time 24 hours per day, seven days per week other than during scheduled maintenance downtime. Scheduled maintenance downtime may be conducted up to two (2) weekends a month from Saturday @ 8:00 AM Eastern time through Sunday @ 8:00 PM Eastern time. BOKF will give reasonable notice to the Company before scheduled maintenance. Notwithstanding the foregoing, BOKF is not responsible for the Company’s or any User’s inability to access the Site due to difficulties arising from or caused by problems with the frame relay telecommunications network, Internet black-outs and/or slowdowns, or the Company’s or any User’s computer system or Internet access service.

4.1.1	BOKF will notify the Company of unscheduled downtime within a reasonable amount of time.

4.1.2	In order to access and use the Site, the Company and Users must use compliant versions of Chrome, Safari, Firefox and Internet Explorer (9 and up) or devices (iPhone, Android, iPad). These browsers allow for the latest development technology, including Javascript, HighCharts 2.0, and responsive templates. The Company is responsible for advising Users of this requirement.

4.2. Disaster Recovery. BOKF will maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company’s reasonable request, BOKF will provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, BOKF assumes no responsibility hereunder, and will not be liable for, any damage, loss of data, delay, inability to access or use the Site, or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BOKF’s reasonable control include, without limitation, natural disasters, terrorist actions, actions or decrees of governmental bodies, and equipment, communication line or power grid failures (“Force Majeure Events”). In the event of a Force Majeure Event or any other event beyond BOKF’s reasonable control, BOKF will follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

4.3. Product Support. BOKF will provide technical support to the Company for the Site, the Product(s) and the Services 24 hours a day, 7 days per week (support during non-business hours is limited to unexpected system downtime). BOKF will not provide (i) support for communication problems not directly related to failure of BOKF’s equipment or systems (e.g., problems with browsers or Internet connection) or (ii) User support.

BOKF will provide the Company with the name, telephone number and email address for Product support contacts.

4.4. Security. BOKF is responsible for ensuring that the Site is protected by reasonable security measures to minimize the potential for unauthorized access or use of the Site. The following security features are currently included (items marked with * are not applicable to the Public Site), but may be replaced at any time (without notice or consent) with upgraded alternate features that provide at least the same level of security:

4.4.1.	Login* and full site security using 128 bit Secure Socket Layer encryption;

4.4.2	Password protection and lock-out after four attempts and 1 hour automated lock-out prior to next attempt;*

4.4.3.	Firewall protection via Secure Socket Layer protection;

4.4.4.	Anti-intrusion software; and

4.4.5.	Time-out functionality*.

4.5. User ID Administration.

4.5.1.	For Products other than Public Website:

(i)	If applicable, the Product will contain a registration feature that allows the User to create a valid User ID at the time of registration by providing required information, including taxpayer ID and a valid Fund account number. No authorization will be required for investor Users to begin using the Site immediately after registration.

(ii)	Investment professionals will receive a valid User ID at the time of registration by providing required information, including brokerage affiliation information. An investment professional User will not be able to access or use the Site until an Administrator has approved the registration.

(iii)	BOKF will provide one valid Administrator ID and additional Administrator IDs may be issued using the Administrator ID provided by BOKF, all in accordance with Section 1.4. The Company and CHIM are responsible for determining who should receive Administrator IDs (including the ability to use the Administration Module functions described on Schedule A).

4.5.2.	User IDs for the secure Public Web Site Product will be given to persons approved by the Company or CHIM. The Company and CHIM are responsible for determining who should receive such User Ids.

4.5.3.	The Company and CHIM may notify BOKF to disable any User or Administrator ID; however, any person may re-register under Section 4.5.1(i) with a new User ID.

4.6. User Agreement. Access to and use of the Site (other than Public Web Site Products) will require Users to agree to a “User Agreement”, the initial form of which is attached hereto as Schedule B. The terms of the User Agreement shall be the sole responsibility of the Company, but must be acceptable to BOKF, in its reasonable discretion. Any subsequent User Agreement will have limitations of liability substantially similar to those set forth in Schedule B.

4.7. Monitoring. BOKF reserves the right to monitor access to and use of the Site and Product by the Company and Users or any other party.

5.	FEES AND CHARGES

5.1. Fees. The Company will pay to BOKF all fees for the Public Web Site Product (a charge relating solely to the provision of information to the current investors in the Company) and CHIM or Cavanal Hill Distributors, the distributor for the Funds, will pay to BOKF all other fees for each Product as set forth on Schedule C hereto.

5.2. Payment. Except as otherwise provided in this Agreement, the Company or CHIM will pay all fees, charges and expenses due under this Agreement in full without any set-off or deduction, within 30 days of invoice. BOKF may change the maintenance fees set forth on any schedule upon 60 days’ prior written notice to the Company; provided that BOKF will not increase any fees within one (1) year of the later of (i) the date hereof or (ii) the launch of the relevant Product.

5.3. Taxes. The Company and CHIM are solely responsible for any applicable sales, use, goods and services, value added or other taxes payable on account of the Products and Services provided under this Agreement or resulting from access and use of the Site by the Company or Users (other than taxes levied or imposed on BOKF’s income).

6.	CONFIDENTIALITY; PRIVACY

6.1. Confidential Information. For purposes of this Section 6, “Confidential Information” means all information which relates to the business, affairs, products, developments, trade secrets, know-how and personnel of either the Company and CHIM, on the one hand, or BOKF, on the other, which may reasonably be regarded as the confidential information or trade secrets of a party. Confidential Information as used in this Agreement does not include books and records of the Funds that BOKF, other than the department responsible for the website, may have access to as such information is subject to the terms and conditions of certain other agreements between BOKF and the Company for other services provided by BOKF and shall not be affected by this Agreement, as specified in Section 11.2 herein. Confidential Information includes information disclosed by either party during presentations, discussions and negotiations regarding the Products and Services that took place prior to the execution of this Agreement and, in the case of BOKF, object code and source code of the Site and/or the Products.

6.2. Disclosure. Each party agrees that (i) it will only disclose the other party’s Confidential Information to its employees and agents who need-to-know (“Permitted Persons”) and (ii) it will take all commercially reasonable steps necessary to protect the confidentiality of the other party’s Confidential Information and will not use the same for its own commercial advantages. Each party agrees it will not, and will not authorize any of its Permitted Persons, to divulge, use or publish any Confidential Information except in accordance with the terms of this Section 6, and that it will advise the Permitted Persons of the restrictions under this Section 6 of this Agreement.

6.3. Exceptions. Each party agrees that it will not disclose the other party’s Confidential Information to any unaffiliated third parties, except (a) in the case of disclosure by BOKF, to any agent or third party vendor permitted to be used by BOKF hereunder in providing the Products or performing the Services, provided that such disclosure will be limited to information that is needed by such agent or vendor for the provision of the Services and, provided further, that further dissemination inconsistent with this provision will be prohibited by written confidentiality restrictions, (b) to its own financial or legal advisers on a need-to-know basis (in either case in such manner as to ensure no further dissemination), (c) with the written consent of the other party, or (d) as may be required by law or legal process, provided that in such case such party will promptly notify the other party of any such requirement for disclosure, and to the extent practical afford the other party a reasonable opportunity to seek appropriate protective orders.

Neither party will have any obligation with respect to any Confidential Information of the other which (a) is independently developed by the receiving party; (b) is in the public domain or which becomes publicly known without a breach of this Agreement by the party availing itself of this exception; (c) is or was disclosed to it by a third party not under an obligation of confidentiality to the disclosing party of which the receiving party should reasonably be aware and without a direct or indirect breach of this Agreement; or (d) except as provided herein, is demonstrably known to the party availing itself of this exception prior to entering into this Agreement.

6.4. Equitable Relief. The parties further agree that a breach of this Section 6 by a receiving party would irreparably damage the other party, and accordingly agree that each party will be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

6.5. Privacy. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”) non-public personal information relating to consumers or customers of any Fund provided by, or at the direction of the Company, or the Fund to BOKF, or collected or retained by BOKF in the course of performing Services, will be considered confidential. BOKF will not disclose such information to any person or entity other than (a) affiliates of BOKF to the extent necessary to carry out its obligations under this Agreement, (b) non-affiliated third parties who have entered into written contractual arrangements protecting such information with BOKF and only to the extent necessary to carry out BOKF’s obligations under this Agreement, (c) at the direction of the Company or any Fund, (d) as permitted by law or (e) as required by law (which may include applicable anti-money laundering laws). BOKF represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Company represents to BOKF that each Fund has adopted a statement of its privacy policies and practices as required by the Regulation S-P and agrees to provide BOKF with a copy of that statement annually. BOKF will work with the Company in good faith in the event it is necessary to amend this Agreement to be in compliance, with any and all federal and state laws, rules and regulations pertaining to confidentiality and privacy, including, but not limited to, the Gramm-Leach-Bliley Act of 1999.

7.	LIMITATION OF LIABILITY

7.1. Accuracy/Reliability. Although BOKF makes reasonable efforts to ensure the accuracy and reliability of the Products and Services, none of BOKF, its Affiliates, third party service providers, or their respective officers, directors, and employees, will be liable for any Damages suffered or incurred by the Company, CHIM, or any third party arising out of (a) any faults, interruptions or delays in the Site, the Products or the Services; or (b) any inaccuracies, errors or omissions in the Site, the Products, the Services, or BOKF Content, except insofar as those faults, interruptions, delays, inaccuracies, errors or omissions arise due to the gross negligence or willful misconduct of BOKF.

7.2. Responsibility for Activity. The Company is solely and exclusively responsible for any and all risks associated with User access to and use of the Site, including but not limited to, the form and terms of the User Agreement; the verification of the suitability of all transactions, approval or authorization of investment professional User IDs, Administrator IDs and User IDs for the secure Public Web Site Product and for notifying BOKF to disable any ID; and for any misuse of the Site or violation of the User Agreement by any User. The Company acknowledges and agrees that all security features referred to under Section 4.4 and 4.5 above have been reviewed by the Company and are deemed by it to be adequate and appropriate for the Products covered hereunder. Components of such security features may be changed by BOKF from time to time upon the consent of the Company, which consent shall not be withheld unreasonably if the proposed amended security procedures provide a level of security and system/communications integrity comparable to those of the security features described herein.

7.3. NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, BOKF MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING, AS TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, GUARANTEE OR REPRESENTATION MADE BY THE OTHER EXCEPT THAT IS NOT EXPRESSLY STATED IN THIS AGREEMENT.

7.4. LIMITATION OF DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY, ITS AFFILIATES, THIRD PARTY SERVICE PROVIDERS OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.5. Aggregate Liability. Despite any contrary provision in this Agreement, in no event will BOKF’s aggregate liability to any other party for Damages arising out of or in connection with this Agreement exceed the total amount of compensation paid to BOKF under this Agreement during the twelve (12) months immediately prior to the date on which the alleged Damages were claimed to have been incurred, regardless of the cause or form of action; except for a breach of Section 6, Section 8.2, and Section 9.

8.	REPRESENTATIONS AND WARRANTIES

8.1.General. Each of the parties represents and warrants to the other party as of the date of this Agreement that:

8.1.1.	It is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction under which it was formed, and has all corporate or other powers and all licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted;

8.1.2.	The execution, delivery and performance by it of this Agreement (a) are within its corporate or other powers, (b) have been duly authorized by all necessary corporate or other action, and (c) will not violate its 3rd party contractual obligations, organizational documents or law, judgment, injunction, order or decree applicable to it, and

8.1.3.	This Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

8.2. BOKF Content. BOKF represents and warrants that has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.2 hereof and to provide the Services as described herein. All rights with respect to BOKF Content, BOKF Marks, the Products and the Services, whether existing on the date of this Agreement or coming into existence at a later date, that are not expressly granted to the Company in this Agreement are reserved to BOKF.

8.3. Company Content. The Company represents and warrants that it has, or has obtained, all the necessary rights and permissions to grant the license granted in Section 3.5 hereof. All rights with respect to Company Content or Company Marks, whether existing on the date of this Agreement or coming into existence at a later date, that are not expressly granted to BOKF in this Agreement are reserved to the Company.

9.	INDEMNIFICATION

9.1. Indemnification by the Company. The Company and CHIM will indemnify and hold BOKF and its Affiliates and their respective officers, directors, employees, and agents harmless from and against any and all Damages resulting from or arising out of (a) the use by the Company, CHIM, and/or Users of the Site and the Product(s) or provision of the Services except with regard to obligations of BOKF pertaining to BOKF Content; (b) any claim of a third party that any Company Content or any Company Mark infringes any third party’s intellectual property rights; (c) a material breach by the Company or CHIM of any of their respective representations and warranties in this Agreement; or (d) the Company’s or CHIM’s gross negligence or willful misconduct; provided, however, that neither the Company nor CHIM will have any indemnity obligation for any Damages to the extent they arise from BOKF’s gross negligence or willful misconduct.

9.2. Indemnification by BOKF. BOKF will indemnify, defend, and hold the Company and CHIM harmless from and against any and all Damages resulting directly and proximately from (a) any claim of a third party that any BOKF Content or any BOKF Mark infringes any third party’s intellectual property rights, (b) a material breach by BOKF of its representations and warranties in this Agreement, or (c) BOKF’s gross negligence or willful misconduct in the performance of Services hereunder.

9.3. Indemnification Procedures. The indemnification rights hereunder will include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein will apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party will be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith will not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party will act reasonably and in accordance with good faith business judgment and will not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably.

The indemnifying party will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval will not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party will bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein will indefinitely survive the termination of this Agreement.

10.	TERM AND TERMINATION

10.1. Term. This Agreement will become effective as of December 28, 2020 and will continue in effect for a period of one-year (the “Initial Term”). Thereafter this Agreement will continue for successive one-year periods (each, a “Rollover Term” and together with the Initial Term, the “Term”) unless otherwise terminated by mutual agreement of the parties or as otherwise provided herein.

10.2. Upon Notice. Either party may terminate this Agreement after the Initial Term for any reason by giving the other party written notice at least sixty (60) days prior to the end of the Initial Term or any Rollover Term.

10.3. Loss of Rights. BOKF may terminate this Agreement and/or terminate or modify all or part of the Site or Product(s) if the provision thereof (i) becomes the subject of a claim that it infringes the ownership rights of any third party or that BOKF otherwise does not have the right to permit others to use it in whole or in part; or (ii) depends on an agreement between BOKF and a third party, and that agreement is modified or terminated for any reason or breached by the third party and as a result BOKF is unable to continue to provide all or part of the Site or Product(s) upon terms reasonably acceptable to BOKF.

10.4. Misuse. BOKF may immediately terminate this Agreement and/or access to or the provision of the Site or any Product if use by the Company, CHIM, or any User has jeopardized the proper and efficient operation of the Product, or if, in BOKF’s reasonable opinion, the Company or CHIM has used the Site or any Product in violation of or to violate any law or regulation to which the Company, CHIM, or BOKF is subject.

10.5. Illegality. Either party may immediately terminate this Agreement in whole or with respect to the affected Product(s) and related Services if the provision of the Site or such Product(s) becomes illegal or contrary to any applicable law.

10.6 Cause. Either party may immediately terminate this Agreement if:

10.6.1.	the other party materially breaches this Agreement and the breach is not remedied within thirty (30) days after the party wishing to terminate gives the breaching party written notice of the breach;

10.6.2	a final, unappealable judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or

10.6.3	the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

10.7. Company and CHIM Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of any Transition Period (as defined below), whichever is later, the Company and CHIM will:

10.7.1.	Delete any Hypertext Link to the Site;

10.7.2	Return to BOKF or delete or otherwise destroy any BOKF Content, BOKF Marks, Documentation and BOKF’s Confidential Information stored or otherwise in its possession, custody or control, and certify in writing to BOKF that it has done so;

10.7.3	Pay all unpaid amounts due to BOKF through termination and the end of the Transition Period; and

10.8. BOKF’s Obligations Upon Termination. Promptly upon termination of this Agreement for any reason or upon expiration of the Transition Period, if any, whichever is later, BOKF will:

10.8.1.	Cease operation of the Product, and use of Company Content, Company Marks and Company-owned URLs; and

10.8.2.	Return to the Company or CHIM or delete or otherwise destroy Company Content, Company Marks and the Company’s Confidential Information in the possession of BOKF stored or otherwise in its possession, custody or control except as reasonably necessary for its legal protection, and certify in writing to the Company and CHIM that it has done so.

10.9. Transition Period. Upon the termination or expiration of this Agreement, provided that the Company and CHIM have paid all fees due BOKF hereunder, the Company and CHIM may elect to have BOKF continue to provide all or a portion of the Site, together with the relevant Products and Services for such period of time agreed to between BOKF, the Company, and CHIM (not to exceed 12 months) (the “Transition Period”). During the Transition Period, the Company or CHIM will pay BOKF, in accordance with Section 5 hereof, the then-current fees and a mutually agreed upon hourly rate for any resources required to facilitate a transition of any necessary information to the Company, CHIM, or an alternate service provider.

11	GENERAL

11.1. Similar Agreements. Nothing herein will be deemed to limit or restrict BOKF from providing to any other person or entity products and/or services substantially similar to the Products and Services provided hereunder.

11.2. Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement represent the entire agreement of the parties regarding its subject matter, and supersedes and replaces all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. There are no other oral or written collateral representations, agreements, or understandings regarding this Agreement’s subject matter. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement is not intended to amend and shall have no affect on any other agreements between any of the Company, CHIM and BOKF for any other services provided by BOKF or CHIM.

11.3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to its conflicts of laws principles.

11.4. Notices. All notices, requests and other communications to any party under this Agreement will be in writing and will be given to a party at its address set forth below or at such other address as any party may notify the other party of in writing. Each notice, request or other communication will be effective (a) if given by facsimile, on the business day (or if after 5:00 p.m. at the place of receipt or on a non-business day, on the next business day) a confirmed transmission is sent, or (b) if given by any other means, when received at the address specified below.

To BOKF:

BOKF, N.A.
BTC
Tulsa, OK 74103
Fax no: 918-619-8881
Attn: Todd Martin

To the Company:

Citi Fund Services Ohio, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Fax: 614-470-8712
Attn.: Cavanal Hill Fund President

To CHIM:

Cavanal Hill Investment Management, LLC
Bank of Oklahoma Tower
15th Floor
Tulsa, OK 74103
Fax no: 918-595-0376
Attn: Cheryl Briggs

11.5. Assignments. This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that BOKF may assign any of its rights and delegate any of its duties under this Agreement, in whole or in part, to any of its Affiliates without obtaining consent.

11.6. Amendments; Waivers. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by the parties. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The failure of either party at any time or times to require full performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce the provision.

11.7. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

11.8. Survival. The right of any party to compensation or indemnification in accordance herewith for any action taken or omitted during the term of this Agreement and the provisions of Sections 1.3, 3.7, 6, 10.8, 10.9 and 11 will survive the termination of this Agreement.

11.9. Counterparts. This Agreement may be executed in one or more counterparts which, taken together, will be considered one original document.

11.10. Massachusetts Business Trust. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names “Cavanal Hill Funds” and “Trustees of Cavanal Hill Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Cavanal Hill Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust and its assets, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

*                              *                              *                              *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CAVANAL HILL FUNDS		BOKF, NA

By:	/s/ Bill King	By:	/s/ Scott Grauer
Name: Bill King		Name: Scott Grauer
Title: President		Title: Executive Vice President

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ Matt Stephani
Name: Matt Stephani
Title: President

SCHEDULE A-1

TO THE WEBSITE SERVICES AGREEMENT
AMONG CAVANAL HILL FUNDS,
CAVANAL HILL INVESTMENT MANAGEMENT AND
BOKF, NA

Product: BOKF Public Web Site

The Public Web Site Product is a custom web site accessible by the general public. The Product allows the Company or CHIM to customize the site into “Sections” including a “Home Page” and links to Company information (e.g., prospectus, news items). Sections may also be included for pricing and performance information regarding specified Funds and classes (“Designated Funds/Classes”).

The following standard customizations are included in the Implementation for this Product. Any additional customizations requested by the Company will be considered “Enhanced Customizations” and may be subject to an additional charge.

1.	Place the Company’s logo on all the Product pages;

2.	Text information provided by the Company placed on the Home Page;

3.	A Section for each Designated Fund/Class including the following:

(i)	An Overview Page;

(ii)	Prospectus and any supplements thereto;

(iii)	Financial reports (including one graphic);

(iv)	Performance information;

(v)	Share price; and

(vi)	Privacy notice.

4.	A page containing an interactive risk profile quiz provided by the Company; no graphics are included in the quiz;

5.	A What’s News Section that may include Company newsletters, portfolio commentaries, or other news commentary designated by the Company (accessed through a Hypertext Links from the Home Page);

6.	A Contact Us Section that includes the Company’s contact and destination information for an electronic mail form (accessed through a Hypertext Links from the Home Page);

7.	An Investment Tools Section with a main page containing links to up to 10 calculators chosen by the Company from a list of calculators then offered for inclusion by BOKF and text information supplied by the Company explaining the calculators; and

8.	A Hypertext Link from the Home Page back to a location on the CHIM Site.

9.	Hypertext Links to the following Company information:

(i)	Fund fact sheets

(ii)	Price and performance

(iii)	Reports and Forms

(iv)	Contact Information

(v)	Portfolio manager information

Maintenance

Product maintenance consists of the following:

Ongoing hosting of the Site, including maintenance of security procedures outlined in Section 4.4 of the Agreement.

Updates to the share price from Company or Company’s designee.

Updates to holdings from Company or Company’s designee.

Updates to the following:

(vi)	Home Page text;

(vii)	Overview Page text;

(viii)	Performance information; and

(ix)	What’s News text.

Semi-annual updates to financial reports.

Annual updates to the Registration Statement and Summary Prospectuses.

Updates shall be provided in accordance with the following schedule:

Website Maintenance Schedule

Daily	Due Date	Removal Date
Post daily NAVs	by 8 a.m.	Upon next day’s NAV posting
Post daily yields	by 8 a.m.	Upon next day’s Yield posting
Post MM holdings	by EOB following day	After quarterly N-Q is filed (by 1/31 and 7/31)
Monthly
Post holdings file (Equity funds minus Opp and WE, Bond Funds and Money Markets)	by 16th day	After quarterly N-Q is filed (by 1/31 and 7/31)
Post yields as of month end	5th BD	When next month-end yield is posted
Post fund total returns	5th BD	When next month-end return is posted
Quarterly
Post index comparison info.	5th BD	N/A
Post Market Overview & Outlook	Upon completion	When next issue is posted
Post Updated Fact Sheets	Upon completion	When next issue is posted
Post Fund Manager Commentary	Upon completion	When next issue is posted
Post fund total returns	5th BD	When next quarterly update is posted
Post holdings file (Opportunistic & World Energy)	by 16th day	After quarterly N-Q is filed (by 1/31 and 7/31)
Semi-Annually
Post Mid-Year Report	by 4/29	When next semi-annual report is posted (around 4/30)
Post Annual Report	by 10/30	When next annual report is posted (around 10/31)
Annually
Post updated prospectuses	by 12/31 or 1st business day of year	When next prospectus is posted
Post updated SAIs	by 12/31 or 1st business day of year	When next prospectus is posted
Update prospectus link URL	by 12/31 or 1st business day of year	When next prospectus is posted
Post capital gains distribution rates flyer	As needed	When next version is posted
Ad Hoc
Post marketing flyers or reprints	As needed	As directed
Post updated applications	As needed	As directed

SCHEDULE A-2

TO THE WEBSITE SERVICES AGREEMENT
AMONG CAVANAL HILL FUNDS,
CAVANAL HILL INVESTMENT MANAGEMENT, LLC AND
BOKF, NA

BOKF Secure Web Site

The BOKF Secure Web Site Product is a customized secure-access Product which provides “institutional” shareholder information such as performance, share price, prospectus and fund information. The secure area is customized to allow accessibility either thru a public web site or as a standalone, via a single sign-on password or a unique-user password and ID.

The following standard customizations are included in the Implementation for this Product. Any additional customizations requested by the Company will be considered “Enhanced Customizations” and subject to an additional charge.

1.	Self-registration for individual ID and password, which are required each time a User accesses to the secure area. A report of registered Users for the secure area will be made available through the Administrative interface.

SCHEDULE A
(continued)

TO THE WEBSITE SERVICES AGREEMENT
AMONG CAVANAL HILL FUNDS,
CAVANAL HILL INVESTMENT MANAGEMENT, LLC AND
BOKF, NA

BOKF Shareholders - Inquiry Only

The Shareholder - Inquiry Only Product provides Users with the ability to access personal account information online. The Product offers the following features:

Self-Registration/User Profile

●	Automated on-line registration and e-mail confirmation

●	Ability to input and update User information, including linked accounts

Account Information

●	Position, share price and aggregate value of each linked account

●	Aggregate value of all linked accounts

●	Transaction history for at least 12 prior months

Administration Module (for administrators authorized by the Company or the Manager)

●	Search for User accounts

●	Emulate specific Users

●	Obtain certain reports

●	Create administrators with less functionality by the Company

Maintenance

Maintenance Services will consist of the following:

Ongoing hosting of the Site, including maintenance of security procedures outlined in Section 4.4 of the Agreement.

Updating the Site for changes in Company policies and Funds (e.g., fund trading availability changes, fund additions and/or mergers, change in fund cut off times).

Maintaining and updating the Site database with information from the Company’s transfer agent.

SCHEDULE B

TO THE WEBSITE SERVICES AGREEMENT
AMONG CAVANAL HILL FUNDS,
CAVANAL HILL INVESTMENT MANAGEMENT, LLC AND
BOKF, NA

CAVANAL HILL FUNDS USER AGREEMENT

I hereby elect online account access, which will include any services offered by the Funds for which I am eligible. I elect these services for the account numbers I will provide, and of which I am a registered owner, through the Cavanal Hill Funds’ web site at www.cavanalhillfunds.com.

I understand that by choosing the “I Agree” button, I represent and warrant that I am a User as defined above and that all registered account owners have authorized me to access the account(s) on their behalf. I understand that my consent as noted is limited to the capabilities provided to me as a Registered User of the Funds’ Private Account Access Area. I further understand that I must provide all of the information requested on the Web Site to be authorized for online account access capabilities. Additionally, I understand that any technical or other support that may be provided to me, should I have any questions or concerns, will be handled through an online e-mail communications (or, if available, through the shareholder services telephone support).

I understand that the word “I” in this agreement includes each registered owner of the account(s), which are authorized for web access. I further understand and acknowledge that I am responsible for determining the nature, potential value, and suitability of any investment transaction and that nothing herein or on the Web site shall be construed in any manner to be advice or recommendations of any nature whatsoever. I understand that all transactions are at my own risk and I indemnify Cavanal Hill Funds, as hereinafter defined, from any liability in connection with processing my transactions through the Web site. Please see Acknowledgement of Limitations of Liability of Cavanal Hill Funds below for more information.

I understand that the word “I” in this agreement pertains to each Registered User separately. I authorize the Cavanal Hill Funds, the Funds’ transfer agent, and their authorized agents and service providers (collectively, the “Fund Parties”) to permit access to my account(s).

RESPONSIBILITIES OF REGISTERED USERS
I understand that I am solely responsible for actions entered under my Password and in particular, for the following:

1.	For maintaining the confidentiality of my Password and immediately notifying the Fund Parties if my Password is lost, stolen, misplaced or has been obtained or utilized by an unauthorized person.
2.	For any consents that I have evidenced by pointing and clicking on such consent on the web site.
3.	For paying any fees associated with my use of the Web site. Currently no direct fees are imposed at the shareholder level on Registered Users. Fees are imposed at the Fund level (taken as a charge against Fund assets) for this service provided through your Fund’s Transfer Agent.
4.	Providing my valid Tax ID or Social Security Number. I understand that if I am a Non -Resident Alien, I am not eligible for this service.

I understand that the Fund Parties’ sole obligation is to provide the reasonable security measures described below, and that given such measures, I wish to undertake access at my own responsibility and risk, and will hold the Fund parties harmless and indemnify each of them from any liability in connection with my access through the Web Site

DESCRIPTION OF SECURITY MEASURES IMPOSED BY CAVANAL HILL FUNDS
The Fund Parties employ reasonable procedures to confirm that instructions communicated on the Web site are genuine. Such procedures include requiring personal identification, including the use of a confidential Password, for each on-line session; encryption and other system security features; and employing other precautions reasonably designed to protect the integrity, confidentiality and security of shareholder and account information. The Fund Parties maintain a record of usage. The Fund Parties deny access to any Registered User when an incorrect Password is entered multiple times.

User IDs and Passwords must comply with procedures utilized by the Fund Parties regarding the content and number of digits therein.

Data transmitted through the Web site is encrypted. Access to the Web site requires a Web browser supporting SSL and 128-bit encryption.

I acknowledge that the Fund Parties may suspend account access if returned mail is received, or at any time in its or their discretion. ACKNOWLEDGEMENT OF SECURITY MEASURES AND LIMITATION OF LIABILITY OF CAVANAL HILL FUNDS AND FUND PARTIES The User requesting registration acknowledges the security measures described above, and agrees and requests that registration be processed and access be provided upon the following terms and conditions:

The Fund Parties shall not be liable for any loss, liability, cost or expense for following instructions communicated via the Web Site and that reasonably appear to be genuine under the above security measures described herein. The Fund Parties shall not be liable for, and the Registered User shall hold each of the Fund Parties harmless and indemnify them, for all losses incurred by the Registered User directly or indirectly as a result of the use of the Web Site (including but not limited to any malfunction or failure in the operation of the Web Site or any communications involving the Registered User and the Web Site, in connection with delivery or acceptance of information or data, or any malfunction associated with software programs or security systems required for the proper use and operation of the Web site), unless such losses are directly attributable to the actions of the Fund Parties which constitute gross negligence, fraud or malfeasance on their part. In no event shall the Fund Parties be liable for any losses due to government restrictions, exchange or market rulings, suspension of trading, war, terrorist activities, natural disasters and other acts of God, or any other matter or condition whatsoever that is beyond the reasonable control of the Fund Parties.

No party providing products, services or information to this particular Web Site shall, unless otherwise indicated, have any liability or responsibility for any other web site, including the Fund’s primary or ancillary web sites, or the primary or ancillary web sites of the Funds’ investment manager or managers, distributor, shareholder service agents or any other sites or pages to which this Web Site may be linked.

The undersigned User will indemnify and hold harmless each of the Fund Parties for any violation by the Register User of this User Agreement, or my violation of any law, rule or any third party rights. The undersigned’s execution and delivery of this agreement and the use of the Web site constitutes a full and valid agreement to the terms hereof and all User terms applicable to and disclosed on the Web Site.

The Cavanal Hill Funds Privacy Policy Like all mutual fund companies, Cavanal Hill Funds is required by the Securities and Exchange Commission to tell new and existing shareholders how we treat the personal financial information that we maintain about them. Toward that end, our Privacy Notice and Privacy Policy are reproduced here.

Allow us to provide the following reassurance: Cavanal Hill Funds recognizes and respects the privacy expectations of each and every one of our shareholders. We believe that the confidentiality of our relationship with our customers is, in fact, one of our fundamental responsibilities.

Notice of Privacy Policy & Practices
Cavanal Hill Funds, Cavanal Hill Investment Management, Inc., and Bank of Oklahoma (“Companies”) recognize and respect the privacy expectations of our customers. We provide this notice to you so that you will know what kinds of information we collect about our customers and the circumstances in which that information may be disclosed to third parties who are not affiliated with our Companies.

Collection of Customer Information
We collect nonpublic personal information about our customers from the following sources: Account applications and other forms, which may include a customer’s name, address, social security number, and information about a customer’s investment goals and risk tolerance; Account history, including information about the transactions and balances in a customer’s accounts; Correspondence, written, telephonic or electronic between a customer and our Companies or service providers to our Companies.

Disclosure of Customer Information
We may disclose all of the information described above to certain third parties who are not affiliated with our Companies to process or service a transaction at your request or as permitted or required by law. For example, sharing information with certain third parties that maintain or service customer accounts for our Companies, such as our Transfer Agent, is permitted and is essential for us to provide shareholders with necessary or useful services with respect to their accounts. Security of Customer Information

We require service providers for our Companies: To maintain policies and procedures designed to assure only appropriate access to, and use of information about customers of our Companies; To maintain physical, electronic and procedural safeguards that comply with federal standards to guard nonpublic personal information of customers of our Companies.

We will adhere to the policies and practices described in this notice regardless of whether you are a current or former customer of our Companies. For purposes of this notice, the terms “customer” or “customers” include individuals who provide nonpublic personal information to our Companies but do not invest in Cavanal Hill shares.

Yes, I have read, understand, and accept the terms and conditions as set forth above.

No, exit this system

SCHEDULE C

TO THE WEBSITE SERVICES AGREEMENT

AMONG CAVANAL HILL FUNDS,

CAVANAL HILL INVESTMENT MANAGEMENT, LLC AND

BOKF, NA

Fees

Implementation/Upgrade

No Charge

Redesign of existing Cavanal Hill Funds Public Site and Secure Web Site.

Future development and upgrades will be subject to a mutually agreed upon fee.

Maintenance

Public Site: $2,700 per annum** (11 funds and common areas) – to be paid by Company

Secure Web Site: $2,700 per annum – to be paid by CHIM or CHD (distributor of the Company)

Maintenance Fees are billed annually in advance and due within 30 days of invoice.